UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2014

ELEVEN BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36296	26-2025616
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 400 Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 871-9911

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 25, 2014, Eleven Biotherapeutics, Inc. (the “Company”) entered into Second Loan Modification Agreement (the “Loan Modification Agreement”) to the Company’s venture debt facility with Silicon Valley Bank (the “Lender”) under which the Company increased the amount it may borrow under this venture debt facility to $15.0 million (the “Loan Facility”).

On November 25, 2014 upon the closing of the transaction, the Company borrowed a first tranche of $10.0 million, of which amount approximately $3.2 million was applied to the repayment of outstanding debt obligations to the Lender under the venture debt facility, including accrued interest. Subject to certain other funding conditions, a second tranche of $5 million will be available for drawdown under the Loan Facility at any time commencing on the date prior to August 31, 2015 that one of the following milestones has been achieved: (a) with respect to the Company’s phase 3 clinical trial of EBI-005 for the treatment of dry eye disease, the Company has provided evidence satisfactory to Lender in Lender’s sole but reasonable discretion that the Company has received (i) top-line results evidencing the achievement of at least one of the two co-primary clinical endpoints, and (ii) approval by the United States Food and Drug Administration (the “FDA”) to advance EBI-005 into a second phase 3 clinical trial for the treatment of dry eye disease, or (b) with respect to the Company’s completed phase 2 clinical study of EBI-005 for the treatment of allergic conjunctivitis, the Company has provided evidence satisfactory to the Lender in the Lender’s sole but reasonable discretion that the Company has completed a successful meeting with the FDA with respect to such allergic conjunctivitis study and has received approval by the FDA to advance EBI-005 into a phase 3 clinical trial for the treatment of allergic conjunctivitis. The per annum interest rate for each tranche will be set at the funding date for such tranche at 3.75% above the prime lending rate published in the Wall Street Journal.

The Company has agreed to repay the Loan Facility on an interest only basis monthly until November 30, 2015. Commencing on December 1, 2015, the Company shall make 36 monthly payments of principal and accrued interest through the scheduled maturity date for the Loan Facility on November 1, 2018. In addition, a final payment equal to 6% of the principal amounts borrowed pursuant to the Loan Modification Agreement will be due on November 1, 2018, or such earlier date specified in the Loan Modification Agreement.

In addition, if the Company repays all or a portion of the loan prior to the applicable maturity date, it will pay the Lender a prepayment penalty fee, based on a percentage of the then outstanding principal balance, equal to 3% if the prepayment occurs on or before 24 months after the funding date thereof, 1% if the prepayment occurs more than 24 months after, but on or before 36 months after, the funding date thereof, or 0% if the prepayment occurs more than 36 months after the funding date thereof.

The Company’s obligations under the Loan Facility are secured by a first priority security interest in substantially all of its assets other than its intellectual property. The Company also has agreed not to pledge or otherwise encumber its intellectual property assets, subject to certain exceptions.

The Loan Facility includes customary affirmative and restrictive covenants, and also includes customary events of default, including payment defaults, breaches of covenants, change of control and a material adverse change default. Upon the occurrence of an event of default, a default interest rate of an additional 5% may be applied to the outstanding loan balances, and the Lender may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Facility.

In connection with the Loan Modification Agreement, the Company issued to the Lender and Life Science Loans, LLC warrants to purchase a total of 27,500 shares of the common stock of the Company, $0.001 par value per share (the “Common Stock”), at a per share exercise price of $11.04 (the “Warrants”). On such date as the second tranche is drawn down under the Loan Facility, the Warrants will become exercisable for the purchase of an additional 27,500 shares of Common Stock at a per share exercise price equal to the average of the closing prices of the Common Stock on the 15 trading days prior to such date. The exercise price and the number of shares are subject to adjustment upon a merger event, reclassification of the shares of Common Stock, subdivision or combination of the shares of Common Stock or certain dividend payments. The Warrants may be exercised on a cashless basis at any time. The Warrants are exercisable until November 25, 2024 and will be exercised automatically on a net issuance basis if not exercised prior to the expiration date and if the then-current fair market value of one share of Common Stock is greater than the exercise price then in effect.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 that relates to the creation of a direct financial obligation of the Company is hereby incorporated by reference into this Item 2.03.

IMPORTANT ADDITIONAL INFORMATION

Statements in this Form 8-K that are not strictly historical are forward-looking statements regarding the Offering. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include any event that would cause the Company or the investors to breach any of their representations and warranties under the Securities Purchase Agreement. Additional risk factors are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s filings on Forms 10-Q and 10-K. The Company assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEVEN BIOTHERAPEUTICS, INC.

Date: November 26, 2014	By:	/s/ Gregory D. Perry
Gregory D. Perry
Chief Business and Financial Officer